Exhibit 4.18
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
James River Group Holdings, Ltd. (“we,” “our”, “us”, or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares.
DESCRIPTION OF SHARE CAPITAL
The following summary descriptions of our share capital, memorandum of association and fourth amended and restated bye-laws (“bye-laws”) are intended as summaries only and are qualified in their entirety by reference to our memorandum of association and bye-laws, copies of which are filed as exhibits to our Annual Report on Form 10-K, and by applicable law.
Share Capital
Our authorized share capital consists of 200,000,000 common shares, par value $0.0002 per share, and 20,000,000 preferred shares, par value $0.00125 per share.
Preferred Shares
Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preferred shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.
Common Shares
Common shares have no pre-emptive rights or other rights to subscribe for additional shares, and no rights of redemption, conversion or exchange. Under certain circumstances and subject to the provisions of Bermuda law and our bye-laws, we may be required to make an offer to repurchase shares held by members. All shares sold pursuant to a registered offering are, when issued, fully paid and non-assessable.
Dividend Policy
The board may, subject to Bermuda law and our bye-laws, declare a dividend to be paid to our members as of a record date determined by the board, in proportion to the number of shares held by such holder, subject to any rights of holders of preferred shares. No unpaid dividend shall bear any interest.
Voting Rights
Shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of members.
Certain Bye-laws Provisions
The provisions of our bye-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of such persons’ terms.

Number of Directors
Our bye-laws provide that the board shall consist of no less than five directors, and no more than 15 directors, as determined by the board from time to time.
Classified Board of Directors
Our board is divided into three classes, class I, class II and class III, with members of each class serving one-year terms expiring at the next annual general meeting and until their successors are elected or appointed; except that each director serving as a class I director shall hold office until the annual general meeting held in 2024. Our board shall no longer be divided into classes after our annual general meeting held in 2024. Our bye-laws further provide that a majority of the directors then in office may appoint any person as a director to fill a vacancy on the board occurring as a result of the newly-created directorship and have qualified and subject to his office being vacated.
Removal of Directors
Our directors may be removed only for cause by members holding voting shares entitled to cast a majority of the votes of all issued and outstanding voting shares at any special general meeting convened and held in accordance with our bye-laws, by the affirmative vote of all such members. Any vacancy on our board, including a vacancy resulting from an enlargement of our board, may be filled only by the vote of a majority of our directors then in office.
Shareholder Action by Written Consent
Our bye-laws provide that shareholders may not take any action by written consent in lieu of a meeting, except that holders of shares of any class or series of preferred shares may vote by written consent in lieu of a meeting on any matter subject to a class vote to the extent provided in the designation of terms of such class or series of preferred shares.
Shareholder Advance Notice Procedure
Our bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders. The bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the shareholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the shareholder’s notice must be delivered to or mailed and received by us not less than 90 days nor more than 120 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 25 days before or after such anniversary date, we must receive the notice not earlier than 120 days prior to such annual general meeting and not later than the later of 70 days prior to the date of the general meeting or the close of business on the tenth day following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. The notice must include the following information:
•the name and address of the shareholder who intends to make the nomination and the name and address of the person or persons to be nominated or the nature of the business to be proposed;
•a representation that the shareholder is a holder of record of our share capital entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons or to introduce the business specified in the notice;

•if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made by the shareholder;
•such other information regarding each nominee to be proposed by such shareholder as would be required to be included in a proxy statement filed under the SEC’s proxy rules if the nominee has been nominated, or intended to be nominated, by the board of directors;
•a brief description of any business desired to be brought before the general meeting, the text of the proposal or business, the reasons for conducting such business at the general meeting and any material interest in such business of such shareholder;
•if applicable, the consent of each nominee to serve as a director if elected; and such other information that the board of directors may request in its discretion;
•the class and number of shares that are held of record or beneficially owned by the shareholder;
•a description of any agreement, arrangement or understanding in order to create or mitigate the loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder;
•the principal amount of and description of indebtedness of the Company or any of its subsidiaries that is held by the shareholder;
•a representation as to whether the shareholder intends or is part of a group that intends to deliver a proxy statement to shareholders or to otherwise solicit proxies from other shareholders; and
•such other information that the board of directors may request in its discretion.
Right to Repurchase Our Common Shares in the Event of Adverse Tax Consequences
Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to purchase all or part of the shares of the Company held by a shareholder at fair market value (as determined by the average closing sales prices of the shares on certain exchanges, or if there is no sales price or quotation available, by an investment advisor selected by our board of directors and reasonably approved by the shareholder whose shares are being purchased) to the extent that the board of directors determines that such shareholder’s ownership of such common shares may result in an adverse tax consequence or materially adverse legal or regulatory treatment for the Company or any of its subsidiaries or any other person; provided that the board of directors will use reasonable efforts to exercise such discretion equally among similarly situated shareholders.
Amendments to Memorandum of Association and Bye-laws
Amendments to each of our memorandum of association and bye-laws require an affirmative vote of the majority of our board and a majority of votes cast at any annual or special meeting of shareholders.
These provisions make it more difficult for any person to remove or amend any provisions in our memorandum of association and bye-laws that may have an anti-takeover effect.
Meetings of Shareholders
Our annual general meeting will be held each year. A special general meeting will be held when, in the judgment of the Chairman, any two directors, any director and our secretary or the board, such a meeting is necessary. In addition, upon receiving a requisition from holders of at least 10% of our issued and outstanding share capital, the board shall convene a special general meeting. At least two or more persons representing more than 50% of our aggregate voting power must be present to constitute a quorum for the transaction of business at a general meeting, provided that if we shall at any time have only one member, one member present in person or by proxy shall form a quorum for the transaction of business at any general meeting held during such time. No shareholder may participate in any general meeting during which the shareholder (or shareholder’s representative) is physically present in the United States. As determined according to certain adjustments of voting power specified in our bye-laws (See “- Common Shares - Voting Rights”), questions proposed for consideration by the shareholders will be decided by the affirmative vote of the majority of the votes cast.
Corporate Opportunities
Our bye-laws provide that, except for persons that are officers, managers or employees of the Company, and directors who are officers, managers or employees of the Company, no shareholder nor any of its affiliates, or any of its or their respective directors, officers, employees, agents, general or limited partners, managers, members, or shareholders, in any case whether or not one of our directors or officers, have any duty to communicate or present any investment or business opportunity or prospective transaction, agreement, arrangement, or other economic advantage to us. In addition, to the fullest extent permitted by law, such persons may engage in businesses competitive with ours. In our bye-laws we explicitly renounce any interest of the company in such opportunities and any expectation that such opportunities will be offered to us.